MONTHLY REPORT - DECEMBER, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of December 31, 2009
                was $532.01, down 6.7% from $570.17 per unit
                             as of November 30, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,520.154)at                $     866,749.06     1,789,191.21
   November 30, 2009
Addition of 21.925 units on December 1,             12,501.18       190,513.20
   2009
Redemption of 0.00 units on December 31,         	 0.00      (643,089.99)
   2009
Net Income (Loss)                                  (58,849.30)     (516,213.48)
                                              ----------------  ---------------
Ending Net Asset Value (1,542.079 units      $     820,400.94       820,400.94
   at December 31, 2009                       ================  ===============
Net Asset Value per Unit at
   December 31, 2009                         $         532.01

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $     (15,423.95)     (158,418.08)
         closed contracts

      Change in unrealized gain (loss) on open     (19,560.74)            0.00
         contracts

   Interest income                                      (4.30)        1,219.95
                                               ---------------  ---------------
Total: Income                                      (34,988.99)     (157,198.13)
Expenses:
   Brokerage commissions                             5,091.44        82,984.60
   Operating expenses                                4,130.49        90,234.57
   Incentive fee                                         0.00             0.00
   Management fee                                        0.00             0.00
   Continuing service fee                            3,191.90        48,438.42
   Organizational & offering expenses               11,446.48       137,357.76
                                               ---------------  ---------------
Total: Expenses                                     23,860.31       359,015.35
                                               ===============  ===============
Net Income(Loss) - December, 2009           $      (58,849.30)     (516,213.48)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP